Exhibit 99.B(d)(47)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Jackson Square Partners, LLC

As of June 23, 2015, as amended March 29, 2017

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Tax-Managed Large Cap Fund	[REDACTED]

Large Cap Growth Fund	[REDACTED]

Large Cap Fund	[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Jackson Square Partners, LLC

By:	By:

/s/ William T. Lawrence	/s/ Van Tran

Name:	Name:

William T. Lawrence	Van Tran

Title:	Title:

Vice President	CFO